Exhibit 10.4

Execution Version

BENTLEY SYSTEMS, INCORPORATED

BONUS POOL PLAN

(As Amended and Restated Effective as of September 22, 2020)

WHEREAS, Bentley Systems, Incorporated (the “Company”) maintains the Bentley Systems, Incorporated Bonus Pool Plan, as amended and restated effective as of September 23, 2015, and as amended in part on two occasions thereafter (the “Plan”); and

WHEREAS, the Company wishes to amend and restate the Plan in its entirety in light of the Company’s expected initial public offering of its Common Stock in 2020.

NOW, THEREFORE, the Plan is hereby amended and restated effective as of September 22, 2020, under the following terms and conditions:

1.                  PURPOSE AND DEFINITIONS

(a)               Purpose. The Plan is intended to provide a means whereby the Company may encourage certain key employees of the Company to render faithful and outstanding service to the Company by aligning such key employee’s interests with the Company’s future success by conditioning such key employee’s incentive compensation on the Company’s Adjusted MROI.

(b)               Definitions

(1)               “Adjusted MROI” shall mean the greater of (i) zero or (ii) the Company’s Management Report Operating Income at actual foreign exchange rates for each calendar quarter.

(2)               “Affiliate” shall mean an entity more than fifty percent (50%) of the voting power or value of the equity of which is owned by the Company, directly or indirectly.

(3)               “Beneficiary” shall mean the person or persons entitled to receive any Bonus under this Plan in the event of a Participant’s death.

(4)               “Board” shall mean the Board of Directors of the Company.

(5)               “Bonus” shall mean, with respect to a Participant for a calendar quarter, that amount calculated under Section 3(a), as adjusted by Sections 3(b) and 3(c), if necessary.

(6)               “Bonus Pool” shall mean twenty percent (20%) of the Adjusted MROI for a calendar quarter minus the sum of (x) the value of certain incentive compensation paid to, reserved for, or vesting on behalf of, the Company’s senior management (other than the Participants) for such calendar quarter, as recommended by a majority of the Participants, provided that such value is approved by the Nonemployee Directors in their sole discretion; plus (y) those charitable contributions recommended by a majority of the Participants of not more than $259,000 (in the aggregate for all Participants for such quarter) and made by the Company for such calendar quarter, provided that such contributions are approved by the Nonemployee Directors in their sole discretion; plus (z) any other amount recommended by a majority of the Participants as appropriate to be subtracted from the gross pool for such calendar quarter, provided that such amount is approved by the Nonemployee Directors in their sole discretion.

(7)               “CFO” shall mean the Chief Financial Officer of the Company.

(8)               “Class B Grant Date Value” shall mean the average VWAP of a share of the Class B Stock over the VWAP Calculation Period.

(9)               “Class B Stock” shall mean a number of actual whole (not fractional) shares of the Company’s Class B Non-Voting Common Stock (or any successor class of common stock, including Company Stock).

(10)           “Discharge for Cause” shall mean a Participant’s Termination of Employment for cause under his employment agreement with the Company or an Affiliate, as applicable. If there is no employment agreement or if “cause” is not defined therein, then “cause” shall mean the Participant has:

(A)             materially failed to perform any of his stated duties and not cured such failure (if curable) within 15 days of his receipt of written notice of the failure;

(B)              engaged in a breach of fiduciary duty; or

(C)              materially violated the Bentley Code of Conduct, as in effect from time to time.

(11)           “Employee” shall mean an employee of the Company or an Affiliate.

(12)           “Equity Pool” shall mean $7.5 million per calendar quarter.

(13)           “First Fractional Interest” shall mean that fraction of the first $4.5 million of the Bonus Pool to which the Participant is entitled for each calendar quarter, as set forth on Appendix A attached hereto.

(14)           “Offset Amount” shall mean that amount (if any) which a Participant recommends to the Nonemployee Directors as appropriate to be subtracted in the calculation of his Bonus for a calendar quarter for which the amount of the Bonus Pool has not yet been determined, provided that such amount is approved by the Nonemployee Directors in their sole discretion.

(15)           “Omnibus Incentive Plan” shall mean the Company’s 2020 Omnibus Incentive Plan, effective as of September 22, 2020, as may be amended and/or restated from time to time, and any successor thereto.

(16)           “Non-Deferred Bonus” shall mean that portion of a Participant’s Bonus, if any, that Participant has not elected to defer under the Bentley Systems, Incorporated Nonqualified Deferred Compensation Plan in accordance with Section 3(e) hereof.

(17)           “Nonemployee Directors” shall mean those members of the Board (numbering two or more) who constitute “nonemployee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended from time to time.

(18)           “Participant” shall mean each Employee listed on Appendix A attached hereto.

(19)           “Payment Date” shall mean the thirtieth (30th) calendar day following the end of the applicable calendar quarter.

(20)           “Part-Time Coefficient” shall mean the square of a Participant’s percentage of full-time employment. For example, if a Participant moves from full-time employment to employment that is 70% of full-time employment, the Participant’s Part-Time Coefficient would be 49% (70% x 70% = 49%). For the avoidance of doubt, if the Participant undergoes a Termination of Employment, the Participant’s Part-Time Coefficient shall be zero.

(21)           “Plan” shall mean the Bentley Systems, Incorporated Bonus Pool Plan, as set forth herein and as it may be amended, or amended and restated, from time to time.

(22)           “Second Fractional Interest” shall mean that fraction of the amount in excess of the first $4.5 million of the Bonus Pool to which the Participant is entitled for each calendar quarter, as set forth on Appendix A attached hereto.

(23)           “Termination of Employment” shall mean the termination of the Participant’s employment with the Company and all Affiliates. The determination of whether a Participant has had a Termination of Employment shall be made by the Nonemployee Directors; provided, that the Nonemployee Directors shall not determine that a Participant has had a Termination of Employment as of any date if the Company and the Participant reasonably anticipate that the level of bona fide services the Participant will perform after such date as an Employee will exceed twenty percent (20%) of the average level of bona fide services the Participant performed as an Employee over the immediately preceding 36-month period. The foregoing twenty percent (20%) test shall be applied in an analogous manner to the way the similar twenty percent (20%) test is applied for purposes of Internal Revenue Code section 409A pursuant to Treas. Reg. §1.409A-1(h)(1)(ii).

(24)           “VWAP” shall mean, for any trading day with respect to Class B Stock, the volume-weighted average price, calculated by dividing the aggregate value of the Class B Stock traded on the principal securities exchange on which the Class B Stock is listed during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of Class B Stock traded on such principal securities exchange for such trading day, or if such volume-weighted average price is unavailable, the fair market value of one share of Class B Stock on such trading day as determined by the Board in its sole reasonable discretion.

(25)           “VWAP Calculation Period” shall mean the period commencing on the tenth (10th) trading day prior to the end of the applicable calendar quarter and ending on the tenth (10th) trading day following the end of the applicable calendar quarter.

2.                  AWARD OF PERCENTAGE INTERESTS

(a)               The Board awarded specific First and Second Fractional Interests to each of those Participants set forth on Appendix A attached hereto based upon his responsibilities and the quality of the service he has performed for the Company and its Affiliates. A Participant shall not be entitled to a different First and Second Fractional Interest unless and until the Nonemployee Directors formally amend this Plan under Section 6(g). The Nonemployee Directors may increase, reduce or eliminate entirely a Participant’s First and Second Fractional Interest at any time for a future calendar year by so amending the Plan either before the beginning of such calendar year or during the first ninety (90) calendar days of such future calendar year.

(b)               A Participant’s First and Second Fractional Interests and his Offset Amount (if any) shall determine the Bonus payable to the Participant (or to his Beneficiary in the case of his death) for each calendar quarter, in accordance with and subject to the terms of the Plan.

(c)               Notwithstanding anything herein to the contrary, upon a Participant’s Discharge for Cause, a Participant will (i) forfeit his right to the First and Second Fractional Interests previously awarded to him, and (ii) forfeit his right to receive any Bonus not yet paid to him as of the date of such discharge.

3.                  BONUSES

(a)               A Participant’s Bonus for a calendar quarter for which there is Adjusted MROI shall equal (i) the sum of (A) the first $4.5 million of the Bonus Pool for such calendar quarter multiplied by the Participant’s First Fractional Interest as set forth on Appendix A attached hereto, plus (B) the amount (if any) in excess of $4.5 million of the Bonus Pool for such calendar quarter multiplied by the Participant’s Second Fractional Interest as set forth on Appendix A attached hereto (each foregoing calculation subject to adjustment under subsection (c) below, if applicable); minus (ii) the Participant’s Offset Amount for such calendar quarter (if any).

(b)               Each Participant with a First and Second Fractional Interest on the last day of a calendar quarter for which there is Adjusted MROI shall be entitled to receive a Bonus for such calendar quarter. Except as provided in Section 2(c), any Participant who was not employed by the Company or an Affiliate for the entire calendar quarter shall receive a prorated Bonus for the calendar quarter in which he had a Termination of Employment based on the number of days the Participant was an Employee during such calendar quarter divided by the total number of days in such calendar quarter.

(c)               If a Participant’s employment status changes from full-time employment to less than full-time employment or if the Participant’s percentage of full-time employment changes, the Participant shall, in advance of the next quarter, recommend to the Nonemployee Directors that his Bonus be calculated with the application of a Part-Time Coefficient, provided that such Part-Time Coefficient is approved by the Nonemployee Directors in their sole discretion. The Part-Time Coefficient shall be applied to both the Participant’s First Fractional Interest and his Second Fractional Interest before any Offset Amount is applied to the calculation of his Bonus. For example if a Participant’s First Fractional Interest is 4/17, his Second Fractional Interest is 2/5, and he moves from full-time employment to seventy percent (70%) of full-time employment, his Part-Time Coefficient would be forty-nine percent (49%) and his Bonus would be calculated as follows (disregarding any Offset Amount): (4/17 x Bonus Pool up to $4.5 million x 49%) + (2/5 x Bonus Pool in excess of $4.5 million x 49%). If a Participant’s employment status changes from less than full-time employment to full-time employment, the Participant may, in advance of the next quarter, recommend to the Nonemployee Directors that his Bonus be calculated without the application of a Part-Time Coefficient, provided that not applying a Part-Time Coefficient is approved by the Nonemployee Directors in their sole discretion.

(d)               The adjustments described in subsections (b) and (c) above and the subtraction of any Offset Amounts in the calculation of a Participant’s Bonus for a calendar quarter shall not result in any change in the size of the Bonus Pool for such calendar quarter and shall not result in any increase in the amount of the Bonus for any other Participant for such calendar quarter.

(e)               A Participant may defer all or any portion of the Participant’s Bonus under the Bentley Systems, Incorporated Nonqualified Deferred Compensation Plan by means of a timely filed and irrevocable written election. A Participant’s Non-Deferred Bonus shall be paid to the Participant on the Payment Date.

(f)                Prior to December 31, 2020, a Participant’s Non-Deferred Bonus shall be payable in cash. From and after December 31, 2020, each Participant’s Non-Deferred Bonus shall be payable in cash and/or shares of fully vested Class B Stock in the proportions specified by a written and irrevocable election delivered by the Participant to the Company at any time prior to the first day of the applicable calendar quarter. Shares of fully vested Class B Stock payable in respect of a Participant’s Non-Deferred Bonus shall be granted pursuant to the Omnibus Incentive Plan and shall be deemed an “Other Equity-Based Award” thereunder, and the number shares of Class B Stock payable in respect a Participant’s Non-Deferred Bonus shall be determined by dividing the Class B Grant Date Value by the dollar value of that portion of the Non-Deferred Bonus set forth on the Participant’s written election (rounded down to the nearest whole share and with any fractional share paid out in cash); provided, however, that, for any calendar quarter in which a Participant does not timely submit a written and irrevocable election, the Participant’s election in effect for the immediately preceding calendar quarter will also be the Participant’s binding election for such calendar quarter.

(g)               Notwithstanding a Participant’s timely written election pursuant to Section 3(f), if, in any calendar quarter, the aggregate dollar value of shares of fully vested Class B Stock payable in respect of the Participants’ Non-Deferred Bonuses exceeds the Equity Pool, the portion of each Participant’s Non-Deferred Bonus payable in shares of fully vested Class B Stock shall be reduced pro rata such that the Equity Pool is not exceeded, and, for each affected Participant, the amount of such reduction shall be payable in cash.

(h)               With respect to the portion of a Participant’s Non-Deferred Bonus that is payable in Class B Stock, Section 13(d) of the Omnibus Incentive Plan is incorporated herein by reference. The Company shall withhold any minimum income, employment, and/or other applicable taxes that are statutorily required to be withheld from each Participant’s Non-Deferred Bonus. For the avoidance of doubt, such withholdings shall be made proportionally from the cash and/or shares of Class B Stock payable with respect to a Participant’s Non-Deferred Bonus.

4.                  TERMINATION OF THE PLAN

(a)               The Nonemployee Directors may, at any time, terminate the Plan.

(b)               No First or Second Fractional Interest shall be effective under the Plan after the date of the Plan’s termination, although after such date Bonuses for the calendar quarter in which the Plan was terminated and for the previous calendar quarter, if applicable, shall be paid as provided in Section 3.

5.                  DISTRIBUTION UPON DEATH; DESIGNATION OF BENEFICIARY

(a)               Any Bonus to which a deceased Participant was entitled shall be payable in full to his Beneficiary(ies).

(b)               A Participant may designate such person or persons (including, but not by way of limitation, the trustee or the trustees of any trust fund) as the Beneficiary to whom, in the event of his death, his Bonus shall be paid. Such designation shall be filed with the CFO on such form or forms as the CFO may prescribe. The Beneficiary so designated may be changed by the Participant at any time and from time to time prior to the payment of his Bonus; provided, that such new designation is delivered to, and accepted by, the CFO before the Participant’s death. If no person has been designated as Beneficiary, or if the designated Beneficiary does not survive the Participant, his Bonus shall be paid to his spouse, if living, and otherwise to his estate.

6.                  MISCELLANEOUS

(a)               No Employee shall have any claim or right to be granted a First or Second Fractional Interest under this Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Employee any right to be retained in the service of the Company or any Affiliate.

(b)               A Participant’s rights, interests and benefits under this Plan shall not be subject to assignment, transfer, pledge, encumbrance or charge.

(c)               This Plan shall at all times be entirely unfunded and no assets of the Company shall be segregated for the payment of any Bonus hereunder. No Participant or other person shall have any interest in any particular assets of the Company by reason of the right to receive a Bonus under this Plan and any such Participant or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under this Plan.

(d)               Bonuses paid to a Participant pursuant to the terms of this Plan represent taxable compensation to such Participant for his service to the Company or its Affiliates. The Company shall deduct from all Bonuses any federal, state or local taxes required by law to be withheld from such Bonuses.

(e)               This Plan, in conjunction with the Bentley Systems, Incorporated Nonqualified Deferred Compensation Plan, is intended to comply with the requirements of Internal Revenue Code section 409A and the final regulations issued thereunder. This Plan shall be construed and interpreted in accordance with such requirements in order to maintain such compliance.

(f)                This Plan shall be administered by the CFO or his delegate.

(g)               The Nonemployee Directors, in their sole discretion, reserve the right to amend this Plan from time to time, except that no such amendment may adversely affect the Bonus of a Participant for the calendar quarter of the amendment or any prior calendar quarter without the Participant’s written consent.

(h)               This Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware (without reference to the principles of the conflict of laws).

(i)                 The invalidity of one or more of the phrases, sentences, clauses, Sections or paragraphs contained in this Plan shall not affect the remaining portions so long as the material purposes of this Plan can be determined and effected.

(j)                 The captions of this Plan are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Plan or the intent of any provision hereof.

(k)               Except when otherwise required by the context, any masculine terminology in this document shall include the feminine, and any singular terminology shall include the plural.

IN WITNESS WHEREOF, Bentley Systems, Incorporated hereby executes this Plan, as amended and restated, on this 22nd day of September, 2020.

By	/s/ David Shaman

Name(Printed):	David Shaman

Title:	Chief Legal Officer and Secretary

BENTLEY SYSTEMS, INCORPORATED

BONUS POOL PLAN

(As Amended and Restated Effective as of September 22, 2020)

APPENDIX A

Participant	First Fractional Interest for 2020*	Second Fractional Interest for 2020*
Greg Bentley	12/33	12/33
Keith Bentley	7/33	7/33
David Hollister	4/33	4/33
Bhupinder Singh	4/33	4/33
Raymond Bentley	3/33	3/33
Barry Bentley	3/33	3/33

* The First and Second Fractional Interests will be in place each successive calendar year for each Participant unless and until the Nonemployee Directors change or revoke one or both of them for such Participant.

Further, neither (i) the proration of a Participant’s Bonus under Section 3(b) for a calendar quarter or the elimination of a Participant’s First and Second Fractional Interests for future calendar quarters, in each case due to the Participant’s Termination of Employment, nor (ii) the reduction in a Participant’s First and Second Fractional Interests under Section 3(c) due to the Participant’s less than full-time employment, shall result in or cause any change in the First and Second Fractional Interests of the remaining Participants, even though neither the sum of such First Fractional Interests nor the sum of such Second Fractional Interests for such remaining Participants equals 1.0.